Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA	T +1 212 768 6700 F +1 212 768 6800 Dentons.com

May 17, 2018 Board of Directors BRT Apartments Corp. 60 Cutter Mill Road, Suite 303 Great Neck, NY 11021

Re: BRT Apartments Corp., Registration Statement on Form S-3 (File No. 333-213162)

Ladies and Gentlemen:

In our capacity as counsel to BRT Apartments Corp., a corporation organized under the laws of the State of Maryland (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-213162) (the “Registration Statement”), which Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the prospectus supplement filed pursuant to Rule 424(b) under the 1933 Act, dated  the date hereof (the “Prospectus Supplement”), under which up to $26,916,166 of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company may be sold from time to time by the Company pursuant to separate Equity Offering Sales Agreements dated January 11, 2018 (each, the “Prior Agreement”) by and between the Company and each of the Agents(as defined), as amended by Amendment No.1 (the “Amendment”) dated the date hereof (each Prior Agreement, as amended by the Amendment, the “Sales Agreement”) by and between the Company and each of Compass Point Research and Trading, LLC, B. Riley FBR, Inc. and BTIG, LLC (each, an “Agent” and collectively, the “Agents”). This opinion is being delivered to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Articles of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (iv) the Prospectus Supplement (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Maclay Murray & Spens ► Gallo Barrios Pickmann ► Muñoz ► Cardenas & Cardenas ► Lopez Velarde ► Rodyk ► Boekel ► OPF Partners ► 大成 ► McKenna Long

BRT Apartments Corp. May 17, 2018 Page 2

The foregoing opinion is limited to the laws of the State of Maryland (excluding local laws) and federal law of the United States of America.  In this regard, we note that we do not practice law in the State of Maryland and do not maintain any office therein.  Any opinions expressed herein with respect to the law of the State of Maryland have been reviewed by a member of our firm admitted to practice law in the State of Maryland.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dentons US LLP

Dentons US LLP